As filed with the Securities and Exchange Commission on June 4, 2024

No. 333-257653

No. 333-270604

No. 333-272713

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1

to:

FORM S-3 REGISTRATION STATEMENT No. 333-257653

FORM S-3 REGISTRATION STATEMENT No. 333-270604

FORM S-3 REGISTRATION STATEMENT No. 333-272713

UNDER

THE SECURITIES ACT OF 1933

Fusion Pharmaceuticals Inc.

(Exact Name of Registrant as Specified in Its Charter)

Canada	Not applicable
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

270 Longwood Road South

Hamilton, Ontario, Canada, L8P 0A6

(Address of principal executive offices, including zip code)

(289) 799-0891

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Maria Stahl

Chief Legal Officer

Fusion Pharmaceuticals Inc.

Two International Place, Suite 2310

Boston, Massachusetts 02110

(617) 420-5698

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Sebastian L. Fain

Oliver J. Board

Freshfields Bruckhaus Deringer US LLP

3 World Trade Center

175 Greenwich Street

New York, NY 10007

(212) 277-4000

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statements.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the following registration statements (collectively, the “Registration Statements”) filed by Fusion Pharmaceuticals Inc., a corporation formed under the Canada Business Corporations Act (the “CBCA”) (the “Company”):

•

Registration Statement on Form S-3 (No. 333-257653), which was filed with the Securities and Exchange Commission (the “Commission”) on July 2, 2021, in relation to the registration of up to a maximum aggregate offering price of $400,000,000 of the Company’s common shares, no par value (the “Common Shares”), preferred shares, debt securities, warrants to purchase Common Shares, preferred shares or debt securities, subscription rights to purchase Common Shares, preferred shares or debt securities and/or units consisting of some or all of such securities, $100,000,000 of which may cover the issuance of Common Shares that may be issued and sold under an Open Market Sales AgreementSM dated July 2, 2021 with Jefferies LLC;

•

Registration Statement on Form S-3 (No. 333-270604), which was filed with the Commission on March 16, 2023, in relation to the registration and resale of up to an aggregate of 17,648,596 Common Shares, by certain selling shareholders; and

•

Registration Statement on Form S-3 (No. 333-272713), which was filed with the Commission on June 16, 2023, in relation to the registration and resale of up to an aggregate of 4,784,689 Common Shares, by certain selling shareholders.

On March 18, 2024, the Company entered into a definitive arrangement agreement with AstraZeneca AB, a public company with limited liability (Aktiebolag) incorporated under the laws of Sweden (the “Parent”) and 15863210 Canada Inc., a corporation formed under the CBCA and a wholly-owned subsidiary of the Parent (the “Purchaser”), which provides for the acquisition of all of the issued and outstanding Common Shares of the Company by the Purchaser (the “Arrangement Agreement”). Under the terms of the Arrangement Agreement, the Purchaser acquired all of the Company’s issued and outstanding Common Shares for (i) US$21.00 per share in cash pursuant and subject to the terms and conditions of the Arrangement Agreement plus (ii) one contingent value right per share representing the contingent right to receive a cash payment equal to US$3.00 per share pursuant and subject to the terms and conditions of the Contingent Value Rights Agreement entered into at or prior to the completion of the Arrangement (as defined below), by and among the Parent, Purchaser, and Rights Agent (as defined in the Arrangement Agreement). The acquisition was completed by way of a statutory plan of arrangement under the CBCA (the “Arrangement”).

As a result of the transactions contemplated by the Arrangement Agreement, the Company has terminated any and all offerings and sales of the Company’s securities pursuant to the Registration Statements. In accordance with the undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities of the Company registered under the Registration Statements which remain unsold at the termination of the offerings, the Company hereby amends the Registration Statements and removes from registration any and all of the securities of the Company registered under the Registration Statements that remain unsold or otherwise unissued, if any, as of the date hereof, and hereby terminates the effectiveness of each of the Registration Statements. After giving effect to this Post-Effective Amendment to the Registration Statements, there will be no remaining securities registered by the Company pursuant to the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hamilton, Province of Ontario on the 4th day of June, 2024.

Fusion Pharmaceuticals Inc.

Date: June 4, 2024	By:	/s/ Maria Stahl
	Name:	Maria Stahl
	Title:	Chief Legal Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.